EXHIBIT 10.12
ARBITRON INC.
EXECUTIVE TRANSITION AGREEMENT
PARTIES:
ARBITRON INC. (A DELAWARE CORPORATION)
142 W. 57TH STREET
NEW YORK, NY 10019-3300
AND
STEPHEN B. MORRIS (“You”)
DATE: December 30, 2008
RECITALS
Arbitron wishes to obtain your assistance for an orderly management transition during 2009, and you have agreed to assist with the transition as Chief Executive Officer, or as Adviser to the Board of Directors after you cease to be Chief Executive Officer, and as Chairman of the Board. The parties wish to replace any and all prior agreements and undertakings with respect to your employment, except as specified in this agreement (the “Agreement”).
NOW, THEREFORE, in consideration of your acceptance of and continuance in your service-providing relationship as described above and the parties’ agreement to be bound by the terms contained herein, the parties agree as follows:
ARTICLE

DEFINITIONS
1.01 “Arbitron” means ARBITRON INC., any Subsidiary; and any successor in interest by way of consolidation, operation of law, merger or otherwise.
1.02 “Base Salary” means regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.
1.03 “Board” means the Board of Directors of Parent Corporation.
1.04 “Disability” means either (i) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) that you are by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan. You will be deemed disabled if either determined to be totally disabled by the Social Security Administration, or if determined to be disabled by the Company or under the Company’s disability insurance program provided that such determination complies with the above definition.
1.05 “Parent Corporation” means ARBITRON INC., any successor in interest by way of consolidation, operation of law, merger or otherwise. “Parent Corporation” shall not include any Subsidiary.

1.06 “Separation from Service” means a cessation of service-providing relationship as defined in Treas. Reg. Section 1.409A-1(h).
1.07 “Subsidiary” means (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a).
ARTICLE

EMPLOYMENT, DUTIES AND TERM
2.01 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Arbitron hereby continues to employ you, and you accept such continued employment.
2.02 DUTIES. You shall devote your full-time and best efforts to Arbitron and to fulfilling the duties of your position as President and Chief Executive Officer, and member of the Board. You shall comply with Arbitron’s policies and procedures to the extent they are not inconsistent with this Agreement, in which case the provisions of this Agreement prevail. During 2009, you will transition from the position of President and Chief Executive Officer into an advisory role.
2.03 TERM. Subject to the provisions of Article 4, this Agreement and your employment shall continue until December 31, 2009; provided that the Board reserves the right to approve and appoint your successor as President and Chief Executive Officer with the duties attendant to such office and after such appointment you shall remain an employee (and, for such time as the Board chooses, Chairman) and be available to provide transition assistance, consultation, and advice through December 31, 2009.
ARTICLE

COMPENSATION AND EXPENSES
3.01 BASE SALARY. Arbitron shall pay you a Base Salary at the rate of $57,240 per month for each month of calendar year 2009 prior to and including the month in which Arbitron appoints your successor as President and Chief Executive Officer (or, if earlier, the month in which you transition to an advisory role). Beginning with the month following the appointment of your successor as President and Chief Executive Officer or your transition to an advisory role, Arbitron shall pay you a Base Salary at the rate of $11,250 per month through December 31, 2009. (“Blended Base Salary” for purposes of other provisions of this Agreement will be at the blended rate from the two preceding sentences, based on the portion of 2009 as President and Chief Executive Officer and treating the rest of 2009 as being at the lower rate.) Arbitron will make the payments specified pursuant to this Section 3.01 as long as your employment has not previously ended as a result of a termination of employment under Section 4.01, 4.02(a), or 4.03.
3.02 BONUS AND INCENTIVE. Bonus or incentive compensation shall be at the sole discretion of Arbitron, but Arbitron anticipates that you will be eligible for a bonus of 75% of your Blended Base Salary for 2009.
3.02A GRANT OF RESTRICTED STOCK AWARDS. In consideration of your service as Chief Executive Officer and as an inducement for you to execute this Agreement, subject to approval by the Compensation Committee, Arbitron agrees to grant you in February 2009 a Restricted Stock Award for 43,333 shares of common stock, $0.50 par value per share, of the Company (“Common Stock”), which award shall vest in full on December 31, 2009, provided that you remain on the Board or in the continuous employ or service of the Company as of such date. The grant shall be subject to appropriate adjustment pursuant to Section 9 of the Arbitron Inc. 2008 Equity Compensation Plan (the “Equity Plan”) as a result of any of the events described in Section 9 of the Equity Plan that occur after the date hereof. You confirm your prior (i) waiver of any rights that you have or may have to accelerate the vesting of any Restricted Stock Awards or any stock option upon your retirement and (ii) agreement that you will not sell, transfer or otherwise dispose of shares of Common Stock covered by the Restricted Stock Award during any consecutive 12 month period that exceed an amount equal to 25% of the aggregate number of shares of Common Stock represented by the Restricted Stock Award; provided that the restriction in clause (ii) shall terminate upon your death or a Change of Control. In the event the term of this Agreement is terminated due to your death or Disability or upon a Change of Control (as defined in the Equity Plan), the Restricted Stock Award, if granted under this Paragraph prior to such termination, shall be vested in full in accordance with the provisions of the Equity Plan but no further grant under this paragraph will be made thereafter. The Company will issue the Restricted Stock Award in the form of a restricted stock grant as to 50% of the shares and a deferred stock unit with respect to the other 50% of the shares.
3.03 VACATION. You shall be entitled to vacation at a rate consistent with past practices while you remain President and Chief Executive Officer but will cease to accrue vacation after leaving those positions.
3.04 BENEFITS. You shall be entitled to participate during 2009 in any benefit plans of Arbitron that cover you and that provide for participation based on your level of continuing services. If your medical coverage ceases under the terms of Arbitron’s plan, you will be able to obtain continuation coverage (“COBRA Coverage”) for the lesser of the period for which you are entitled to such coverage and 18 months. You will be responsible for any premiums owed for such coverage. In addition, Arbitron will provide you and your spouse with the 2009 annual physical in March 2009, at the same facility and on the same basis as in prior years, even if your services as President and Chief Executive Officer have already then ceased.
3.05 BUSINESS EXPENSES. Arbitron shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by you in performing your duties as an employee of Arbitron, provided that you account promptly for such expenses to Arbitron in the manner prescribed from time to time by Arbitron. Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses were incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.
3.06 SUPPLEMENTAL RETIREMENT BENEFIT.
(a) ENTITLEMENT.
(1) SEPARATION FROM SERVICE. Subject to Sections 3.06(a)(2), 3.06(a)(3) and 3.06(a)(4), you shall be entitled to a supplemental retirement benefit pursuant to this Section 3.06 following your Separation from Service with Arbitron at any time for any reason, except as specified in Section 3.06(a)(2).
(2) FORFEITURE. You or your surviving spouse, as the case may be, shall not be entitled to receive or retain a supplemental retirement benefit pursuant to this Section 3.06 if you breached or breach any of your obligations arising under Article 5 of this Agreement or if Arbitron terminates your employment for Cause. If, after you or your surviving spouse, as the case may be, has received a benefit pursuant to this Section 3.06, Arbitron determines that you are not entitled to the benefit, you or your surviving spouse, as the case may be, shall promptly repay to Arbitron the benefit payment previously received pursuant to this Section 3.06 together with interest on such payment for the period beginning on the date on which it was paid and ending on the date on which it is repaid to Arbitron, at the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York, or its successor in interest, as in effect from time to time during the period in question.

(3) DEATH. Except as provided in Section 3.06(d), no benefit shall be paid pursuant to this Section 3.06 to you or any other person if your employment with Arbitron terminates because of your death or if you die after your termination of employment with Arbitron but before your supplemental retirement benefit pursuant to this Section 3.06 is paid to you.
(4) OTHER CONDITIONS. As a condition to receiving any benefit pursuant to this Section 3.06, you or your surviving spouse, as the case may be, agrees to provide to Arbitron on a timely basis any such information as Arbitron may reasonably request to determine the entitlement of you or your surviving spouse, as the case may be, to a benefit pursuant to this Section 3.06 or the amount or timing of the benefit payment or to resolve any other issue or assist Arbitron in making any determination regarding the benefit.
(b) COMMENCEMENT AND FORM. Subject to compliance with Section 3.08, the benefit pursuant to this Section 3.06 shall be paid on July 1, 2010 (or such later date as is required by Section 6.09 below) in the form of a lump sum cash payment.
(c) AMOUNT.
(1) DETERMINATION DATE. The amount of your benefit pursuant to this Section 3.06 shall be a lump sum amount that is actuarially equivalent to a monthly benefit, paid in the Normal Form and calculated as though commencing as of the Determination Date, equal to one-twelfth of the excess of:
(A) the sum of:
(i)	the product of your Final Average Pay multiplied by your Years of Service through the calendar year during which you attained age 62 multiplied by ..025 plus

(ii)	the product of your Final Average Pay multiplied by your Years of Service following the calendar year during which you attained age 62 multiplied by ..0167; over
(B) the Offset Amount.
(2) ACTUARIAL EQUIVALENCE. For the purpose of this Section 3.06(c), actuarial equivalence for a given Determination Date shall be based on the annual interest rate on 30-year Treasury securities for the month of November of the calendar year immediately preceding the calendar year that includes the Determination Date, as determined in accordance with published guidance from the Internal Revenue Service pursuant to Section 417(e)(3) of the Code and mortality rates per the “applicable mortality table” published in Revenue Ruling 2001-62, as modified or replaced before the Determination Date to provide guidance from the Internal Revenue Service pursuant to Section 417(e)(3) of the Code as of the Determination Date.
(d) DEATH BENEFITS.
(1) DEATH BEFORE DETERMINATION DATE. If you die before the Determination Date, your surviving spouse, if any, shall, subject to Sections 3.06(a)(2) and 3.06(a)(4), be entitled to a surviving spouse benefit. The benefit shall be paid to your surviving spouse on or as soon as administratively practicable after the Determination Date in the form of a lump sum cash payment. The amount of the surviving spouse benefit pursuant to this Section 3.06(d)(1) shall be equal to fifty percent (50%) of the amount of the supplemental retirement benefit that would have been paid to you pursuant to this Section 3.06 had you terminated employment on the date of your death (or, if earlier, on the actual date on which you terminated employment) and lived until you received your supplemental retirement benefit. If your surviving spouse dies after becoming entitled to a surviving spouse benefit pursuant to this Section 3.06(d)(1) but before the benefit is paid to the surviving spouse, the benefit shall be paid to the surviving spouse’s estate at the same time the benefit would have been paid to the surviving spouse had she lived.
(2) DEATH ON OR AFTER DETERMINATION DATE. If you die on or after the Determination Date but before payment of your supplemental retirement benefit pursuant to this Section 3.06, the benefit that would have been paid to you had you lived shall, subject to Sections 3.06(a)(2) and 3.06(a)(4), be paid to your estate at the same time the benefit would have been paid to you had you lived.
(e) NONASSIGNABILITY. The benefit pursuant to this Section 3.06 and the right to receive a future benefit pursuant to this Section 3.06 may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.
(f) NATURE OF INTEREST. Nothing contained in this Section 3.06 is to be construed as providing for assets to be held for the benefit of you or your surviving spouse. If you or your surviving spouse acquires a right to receive benefit payments pursuant to this Section 3.06, that right is no greater than the right of any unsecured general creditor of Arbitron.
(g) DETERMINATIONS. Arbitron shall make all determinations as to entitlement and amount of any benefit payment pursuant to this Section 3.06. Arbitron shall have discretionary power and authority to interpret, construe, apply, enforce and otherwise administer the terms of this Section 3.06 and any reasonable determination made by Arbitron in good faith shall be binding and conclusive on you and your surviving spouse. Any determination by Arbitron denying a claim by you or your surviving spouse shall be stated in writing and shall set forth the specific reason for the denial. Arbitron shall afford a reasonable opportunity to the claimant for a full and fair review of the determination denying the claim. A claimant must exhaust the procedure described in this Section 3.06(g) before pursuing the claim in any other proceeding.
(h) SPECIAL DEFINITIONS. The definitions set forth in this Section 3.06(h) apply in construing this Section 3.06 unless the context otherwise indicates. Other terms used in this Section 3.06 have the meanings ascribed to them in Article 1 of this Agreement. In addition, the general provisions of Article 5 of this Agreement apply to this Section 3.06 unless the context otherwise indicates.
(1) “Arbitron” means, for purposes of Sections 3.06(a)(4), 3.06(f), 3.06(g) and 3.06(h), Arbitron Inc. and any successor in interest by way of consolidation, operation of law, merger or otherwise, but not any Subsidiary.
(2) “Determination Date” means the first day of the fourth calendar month following your Separation from Service with Arbitron.
(3) “Final Average Pay” means your “final average pay” as defined in the Retirement Plan but determined by disregarding any part of the definition of final average pay in the Retirement Plan that is included in compensation for purposes of that or similar plans under Section 401(a)(17) of the Code. If the Retirement Plan is terminated effective as of a date that is before the date on which you terminate employment with Arbitron, the previous sentence shall be applied after the effective date of the termination of the Retirement Plan based on the definition of final average pay in effect under the Retirement Plan on the effective date of the termination of the Retirement Plan as if the Retirement Plan had continued in effect.

(4) “Normal Form” means monthly payments to you for your life with the last payment made for the month during which you die and with no death benefits payable to any person.
(5) “Offset Amount” means the annual benefit to which you would be entitled under the “offset plans” if your benefit under the offset plans commenced as of the Determination Date and was paid in the Normal Form, based on the terms of the offset plans in effect and applicable to you on the Determination Date or, if earlier, as of the effective date of the termination of an offset plan. If the Determination Date is before the earliest date on which your benefit could commence under an offset plan, the Offset Amount with respect to that offset plan shall be determined by calculating the Offset Amount as of the earliest date on which your benefit could commence under the offset plan and then reducing that benefit by one fourth of one percent for each month by which the offset date precedes the earliest date on which your benefit could commence under the offset plan. The Offset Amount shall be determined without regard to the actual timing of commencement and form of your benefit pursuant to the offset plans. For the purpose of this Section 3.06(h)(5), the offset plans are the Retirement Plan, the Arbitron Inc. Benefit Equalization Plan, and any defined benefit pension plan maintained by any previous employer of you which was or is operated by such previous employer as a qualified plan pursuant to Section 401(a) of the Code, or any successor to any such plans.
(6) “Retirement Plan” means the Arbitron Inc. Retirement Plan as from time to time amended.
(7) “Years of Service” means (A) each calendar year from and including 1994 through and including 2000 and (B) each calendar year after 2000 and before 2010 during any part of which you are an employee of Arbitron (as classified by Arbitron at the time without regard to any subsequent retroactive reclassification). You will not be credited with any Years of Service for any period of employment with Arbitron after 2009.
3.07 TRANSITIONAL COMPENSATION. Subject to compliance with Section 3.08, in consideration of your service as required in the transition to a new Chief Executive Officer and as Chairman of the Board during part or all of 2009 and assuming your employment ends other than under Section 4.01, Arbitron shall pay you or your estate, on July 1, 2010 (or such later date as is required by Section 409A), $1,018,888.67, reduced by any required tax withholdings. Arbitron waives any requirement that you provide consulting services under your employment agreement with Arbitron, most recently amended as of July 3, 2006 (the “Predecessor Agreement”).
3.08 RELEASE. Payments under Sections 3.06 and 3.07 are conditioned upon your providing a release of claims in favor of Arbitron on or after December 31, 2009 and before February 1, 2010 on a form to be provided by Arbitron, substantially in the form attached as Exhibit A hereto, which release becomes binding on you.
ARTICLE

EARLY TERMINATION
4.01 TERMINATION FOR CAUSE. Arbitron may terminate this Agreement and your employment immediately for cause. For the purpose hereof “cause” means:
(a) fraud;
(b) misrepresentation;

(c) theft or embezzlement of Arbitron assets;
(d) intentional violations of law involving moral turpitude;
(e) failure to follow Arbitron’s conduct and ethics policies; and/or
(f) your continued failure to attempt in good faith to perform your duties as reasonably assigned to you pursuant to Section 2.02 for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged you have not attempted in good faith to perform such duties.
In the event of termination for cause pursuant to this Section 4.01, you shall be paid at the usual rate of your Base Salary as then in effect through the date of termination specified in any written notice of termination.
4.02 TERMINATION WITHOUT CAUSE. Either you or Arbitron may terminate this Agreement and your employment without cause on at least 20 days’ written notice. In the event of termination of this Agreement and of your employment pursuant to this Section 4.02, compensation shall be paid as follows:
(a) if the notice of termination is given by you, you shall be paid at the usual rate of your Base Salary as then in effect through the 20 day notice period in accordance with the regular payroll schedule, provided that Arbitron may shorten the period and pay you the remainder of the 20 days’ worth of Base Salary as then in effect;
(b) if the notice of termination is given by Arbitron, (i) you shall be paid at the usual rate of your Base Salary as then in effect through the 20-day notice period, however, Arbitron shall have the option of making termination of the Agreement and your employment effective immediately upon notice in which case you shall be paid a lump sum representing the value of 20 days’ worth of Base Salary as then in effect, subject to any delay required by Section 6.09, and (ii) you shall receive payment, starting on the 60th day after the date employment ends (assuming prior compliance with this Section 4.02(b) and delayed if required by Section 6.09), equal to the sum of the Base Salary scheduled to be paid for the remainder of 2009 and 75% of the Blended Base Salary. This payment shall be made ratably over the remainder of 2009 (or, if the payment must be delayed, over the time left in 2009 when this provision is triggered) on a regular payroll period basis. To receive the payments in clause (ii), you must execute a release in a form provided by Arbitron of all legally-releasable claims against Arbitron and its affiliates and their directors, officers, employees, and agents, which release must become binding and irrevocable during the 60 days. If the 60 day period ends in 2010, payments subject to this release will be paid between January 1, 2010 and March 15, 2010, subject to any delay required by Section 6.09.
4.03 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement shall terminate in the event of your death or disability.
(a) In the event of your death during 2009, Arbitron shall pay an amount equal to 175% of your Blended Base Salary. Such amount shall be paid (1) to the beneficiary or beneficiaries you designated in writing to Arbitron, (2) in the absence of such designation, to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of your estate. The amount shall be paid as a lump sum as soon as practicable following Arbitron’s receipt of notice of your death but, in any event within 30 days thereafter.
(b) In the event of your Disability during 2009, Base Salary shall be terminated as of the date such Disability is determined.
(c) In the event of termination by reason of your death or Disability during 2009, Arbitron will pay to your or your heirs an amount, if any, equal to (1) the amount you would have received in annual incentive plan bonus for the year in which termination occurs had “target” goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months you were employed in 2009 and the denominator of which is 12. The amount payable pursuant to this Section 4.03(c) shall be paid within 15 days after the date such bonus would have been paid had you remained employed for the full fiscal year.
4.04 ENTIRE TERMINATION PAYMENT. The compensation provided for in this Article 4 for early termination of this Agreement and termination pursuant to this Article 4 shall constitute your sole remedy for such termination. You shall not be entitled to any other termination or severance payment that may be payable to you under any other agreement between you and Arbitron.
ARTICLE

NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT
5.01 GENERAL. The parties hereto recognize and agree that (a) you are a senior executive of Arbitron and a key executive of Arbitron, (b) you have received, and will in the future receive, substantial amounts of Confidential Information (as defined in the Predecessor Agreement), (c) Arbitron’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by you is critical to Arbitron’s continued economic well-being and protection of Arbitron’s Confidential Information. In light of these considerations, this Article 5 sets forth the terms and conditions of your obligations of non-competition, non-recruitment and non-disparagement during and subsequent to the termination of this Agreement and/or your employment for any reason.
5.02 NON-COMPETITION.
(a) Unless the obligation is waived or limited by Arbitron in accordance with Section 5.02(b), you agree that while employed or a member of the Board and for a period of 12 months following your ceasing to be a member of the Board or, if later, of your termination of employment for any reason (the “Restrictive Period”), you will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Arbitron’s business as conducted as of the date of such termination of employment or with any part of Arbitron’s contemplated business with respect to which you have Confidential Information. For purposes of this subsection (a), “shareholder” shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), “Arbitron’s business” shall include business conducted by Arbitron or its affiliates and any partnership or joint venture in which Arbitron or its affiliates is a partner or joint venturer; provided that, “affiliate” as used in this sentence shall not include any corporation in which Arbitron has ownership of less than 15% of the voting stock.
(b) At its sole option Arbitron may, by written notice to you at any time within the Restrictive Period, waive or limit the time and/or geographic area in which you cannot engage in competitive activity.
(c) During the Restrictive Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, you shall give 30 days’ prior written notice to Arbitron. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Arbitron’s failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Arbitron’s rights under this Article 5.

(d) If you fail to provide notice to Arbitron pursuant to Section 5.02(c) and/or in any way violates its non-competition obligation pursuant to Section 5.02, Arbitron may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity.
5.03 NON-RECRUITMENT. For a period of 12 months following your ceasing to be a member of the Board or, if later, following your termination of employment for any reason, you will not initiate or actively participate in any other employer’s recruitment or hiring of Arbitron employees. This provision shall not preclude you from responding to a request (other than by your employer) for a reference with respect to an individual’s employment qualifications.
5.04 NON-DISPARAGEMENT. You will not, during the term or after the termination or expiration of this Agreement or your employment, make disparaging statements, in any form, about Arbitron, its officers, directors, agents, employees, products or services which you know, or have reason to believe, are false or misleading.
5.05 SURVIVAL. The obligations of this Article 5 shall survive the expiration or termination of this Agreement and your employment.
ARTICLE

GENERAL PROVISIONS
6.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages that will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.
6.02 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Arbitron, and any such successor or assign shall absolutely and unconditionally assume all of Arbitron’s obligations hereunder.
6.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:
(a)	ARBITRON INC. 9705 Patuxent Woods Drive Columbia, Maryland 21046 Attention: Chief Legal Officer

(b)	To you:

At your last address on the records of Arbitron
Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.
6.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.05 GOVERNING LAW; JURY TRIAL WAIVER. The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York and any and every legal proceeding arising out of or in connection with this Agreement shall be brought exclusively in the appropriate courts of the State of New York, each of the parties hereby consenting to the exclusive jurisdiction of such courts for this purpose. Arbitron and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
6.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
6.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
6.08 MODIFICATION. Any changes or amendments to this Agreement must be in writing and signed by both parties.
6.09 TAX WITHHOLDING; SECTION 409A COMPLIANCE. All payments under this Agreement are subject to any required tax or other withholdings. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute nonqualified deferred compensation within the meaning of Code Section 409A (“Section 409A”) and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the first day following the expiration of the six month period measured from the date of your Separation from Service or (ii) the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
6.10 TAX REIMBURSEMENT.
(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by Arbitron to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 6.10) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b) Subject to the provisions of Section 6.10(d), all determinations required to be made under this Section 6.10, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arbitron’s external auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to Arbitron and you within 15 business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by Arbitron. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, you shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Arbitron. Any Gross-Up Payment, as determined pursuant to this Section 6.10, shall be paid by Arbitron to you within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon Arbitron and you.
(c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by Arbitron will not have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Arbitron exhausts its remedies pursuant to Section 6.10(d) and you thereafter are required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Arbitron to or for the benefit of you.
(d) You shall notify Arbitron in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Arbitron of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you know of such claim and shall apprise Arbitron of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Arbitron (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Arbitron notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:
(i)	give Arbitron any information reasonably requested by Arbitron relating to such claim;

(ii)	take such action in connection with contesting such claim as Arbitron shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Arbitron;

(iii)	cooperate with Arbitron in good faith in order to effectively contest such claim; and

(iv)	permit Arbitron to participate in any proceedings relating to such claim;
provided, however, that Arbitron shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.10(d), Arbitron shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Arbitron shall determine; provided further, however, that if Arbitron directs you to pay such claim and sue for a refund, Arbitron shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Arbitron’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(e) If, after the receipt by you of an amount advanced by Arbitron pursuant to Section 6.10(d), you become entitled to receive any refund with respect to such claim, you shall (subject to Arbitron’s complying with the requirements of Section 6.10 promptly pay to Arbitron the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by Arbitron pursuant to Section 6.10(d), a determination is made that you shall not be entitled to any refund with respect to such claim and Arbitron does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
Any Gross-Up Payment shall be paid not later than the end of the tax year following the tax year in which the determination under this Section 6.10 was made.
6.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement; provided, however, that you agree that Article V of the Predecessor Agreement (relating to confidentiality, disclosure, and assignment of intellectual property) remains in full force and effect).
Signatures on Page Following

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE	ARBITRON INC.

/s/ Stephen B. Morris	By:	/s/ William T. Kerr
Stephen B. Morris	William T. Kerr
Title: Chair, Compensation and Human
Resources Committee